EXHIBIT 99.1

TITAN IRON ORE CORP. ENTERS INTO LETTER OF INTENT TO PURCHASE WYOMING IRON COMPLEX

TUCSON, Arizona, April 16, 2013 -- Titan Iron Ore Corp. ("Titan", "we", the "Company") (OTCBB:TFER) is pleased to announce that through a Binding Letter of Intent ("LOI"), Titan has agreed to purchase the Sunrise Iron Mining Complex ("Sunrise") from New Sunrise, LLC, for a price of $12 million. Sunrise is an iron project located in Platte County, Wyoming, consisting of fee land and patented mining claims aggregating approximately 1400 acres. Sunrise was owned and operated between the late 1890's and 1980 by Colorado Fuel and Iron ("CF&l"), and iron concentrates from Sunrise were shipped via rail to CF&I's blast furnace in Pueblo, Colorado to make steel. Currently, New Sunrise operates the property by mining low grade iron dumps and tailings which are sold to area cement producers.

The LOl provides that Titan will pay New Sunrise a non-refundable deposit of $25,000, and Titan shall have 180 days to conduct due diligence investigations of the property. The parties shall enter into a formal Purchase Agreement and Closing shall occur no later than 60 days after the end of the due diligence period. Closing is subject to financing and other customary conditions.

Andrew Brodkey, President of Titan, commented: "Titan is very excited to have secured an agreement to acquire the historic Sunrise Iron Mine. This mine was a captive property of CF&I for over 75 years and there is a wealth of information available about the site. In addition, the property is currently producing revenue, with the sale of lower grade, mined iron contained in dumps and tailings to the cement industry. Titan will conduct due diligence on the property, including mapping, surveying, sampling, drilling, metallurgical work, and environmental and legal studies. If the results are positive, we intend to secure financing to close the acquisition."

About Titan Iron Ore Corp.

Titan is based in Tucson, Arizona and trades on the OTC Bulletin Board under the trading symbol "TFER". The Company is focused on the acquisition and development of iron ore exploration and development mining properties located in regions that enjoy stable politics, sound economies and friendly business environments. The Company owns the Wyoming Iron Complex project in Albany County, Wyoming, and has signed a letter of intent to acquire the Sunrise Mine in Platte County, Wyoming.

On Behalf of the Board,
TITAN IRON ORE CORP.

/s/ Andrew Brodkey

Andrew A. Brodkey, President and CEO

Forward Looking Statements

This news release contains forward-looking statements. Forward looking statements in this news release include: that (i) Closing shall occur no later than 60 days after the end of the due diligence period, (ii) that Titan will conduct due diligence on the property, including mapping, surveying, sampling, drilling, metallurgical work, and environmental and legal studies, and (iii) that If the results are positive, [Titan) intends to secure financing to close the acquisition. There can be no certainty regarding the ability of the Company to achieve these results. Factors which may delay or prevent these results from coming to fruition include weather and access impediments; inability of consultants to complete the exploration programs, and inability of labs and third parties to deliver results. As well, results may differ as a result of geological data resulting in changed plans for exploration, our potential inability to contract equipment and labor, our inability to finance our plans, current economic conditions and the state of mineral exploration and mineral prices in general. As a result, readers are advised not to place undue reliance on forward-looking statements or information. The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as is required under applicable securities laws. Readers should also refer to the risk factors of junior mining exploration companies as disclosed on EDGAR to understand the many risks facing our company.

Contact:

Andrew Brodkey, CEO
abrodkeykriyah.com
(520) 989-0031